EXHIBIT 99.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. 12-A–	US$[_______]

Rosetta Genomics Ltd.

10% SENIOR SECURED CONVERTIBLE DEBENTURE

DUE January 26, 2013

FOR VALUE RECEIVED, Rosetta Genomics Ltd., a corporation organized and existing under the laws of the State of Israel (the "Company"), promises to pay to [_________________], the registered holder hereof (the "Holder"), the principal sum of [______________________] Dollars (US $[_____________]) on January 26, 2013 (the “Maturity Date”) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 10% per annum,(the “Interest Rate”) accruing from January 27, 2012, the date of initial issuance of this Debenture (the “Issue Date”), on the date (each, an “Interest Payment Date”) which is the earlier of (i) the date which is six (6) months from the Issue Date and every six (6) months thereafter, or (ii) the Maturity Date, as the case may be. Interest shall accrue monthly (pro-rated on a daily basis for any period longer or shorter than a month) from the later of the Issue Date or the previous Interest Payment Date and shall be payable in cash (except in connection with a conversion, if any, it shall be payable, subject to the other provisions of this Debenture, in cash or in Common Stock). If not paid in full on an Interest Payment Date, interest shall be fully cumulative and shall accrue on a daily basis, based on a 365-day year, until paid. Additional provisions regarding the payment of interest are provided in Section 4(D) below.

This Debenture is being issued pursuant to the terms of the Secured Loan Agreement dated as of January26, 2012 (the “Loan Agreement”), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This Debenture is subject to the following additional provisions:

1.          The Debentures will initially be issued in denominations determined by the Company, but are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same provided that any such Debenture shall be for an amount of not less than US$450,000. No service charge will be made for such registration or transfer or exchange.

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2.          The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

(a)          If, at any time, the Israeli tax authority (the “ITA”) advises that Company is (or was) obliged to withhold or pay taxes on account of the payments to be made by Company to Holder under this Debenture, Company shall pay such taxes to the Israeli tax authority and furnish Holder with satisfactory evidence of such payment. In the event that the ITA does not advise that Company withhold or pay taxes on the payments to be made by Company to Holder under this Debenture prior to a date that is eighteen (18) months from the Effective Date, the Parties agree and acknowledge that Company shall pay any such taxes to the ITA, and that Holder shall have no duty to reimburse Company for any amount of the taxes so paid.

(b)          If Company is advised by the ITA that it must withhold or pay taxes on account of the payments to be made by Company to Holder under this Debenture, then before making any payment to the ITA, Company will first attempt to obtain an exemption from the payment of such taxes or an approval from the ITA that a reduced amount of taxes is payable in connection therewith (the “Tax Certificate”). Holder shall assist Company and any of its legal advisors to take all reasonable actions and to execute such reasonable documents and instruments in the name of Holder as Company deems reasonably required or advisable in connection with obtaining such Tax Certificate. Furthermore, Holder shall give all assistance reasonably requested by Company in connection with its efforts to obtain said Tax Certificate including taking any action and providing Company with such documents, statements, instruments and other documents that Company may reasonably require and any other documents and statements requested by the ITA. Obtaining the Tax Certificate shall be at Company’s expense and accordingly Company shall bear all its costs in connection with obtaining the Tax Certificate, including legal fees of its legal counsel, and Holder shall not be required to reimburse Company for any of such costs. Except as may constitute wilful misconduct or gross negligence, Rosetta shall not have or incur any liability whatsoever by reason of any of its acts or omissions in connection with obtaining the Tax Certificate and Holder hereby waives any and all claims against Company with respect to such acts or omissions.

(c)          Company shall give reasonable assistance to Holder in obtaining documentation required by Holder to support an application for (i) an exemption from or reduction of withholding taxes where available under applicable Law, or (ii) a foreign tax credit from the US Internal Revenue Service (or any successor agency thereto) on account of the payment of such taxes, in each case solely to the extent that Holder has borne the burden of such withholding taxes.

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3.          (i)This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged and only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Loan Agreement and subject to the provisions of Section 1 above, However, in no event can there be more than three holders or four Holders if the License Agreement is executed with Licensee by the Definitive Agreement Date. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation that is sufficient to evidence that such proposed transfer complies with the Act and other applicable state and foreign securities laws and the terms of the Loan Agreement. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(ii) On the Maturity Date the Company shall pay the principal and accrued interest (through the actual date of payment) of any portion of this Debenture which is then outstanding.

(iii) Upon the failure of the Company to execute the Patent License on or prior to the Definitive Agreement Date, as defined in the Loan Agreement, the Interest Rate shall increase to 18% per annum (the “Additional Interest Rate”) payable monthly provided that the difference between the Additional Interest Rate and the Interest Rate may be paid, at Company’s option, in cash or shares of Common Stock at the applicable Conversion Price.

4.          A.      (i) Commencing on the earlier of the Definitive Agreement Date and February 29, 2012, and prior to the time this Debenture is paid in full in accordance with its terms (including, without limitation, after the occurrence of an Event of Default, as defined below, the Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert up to 17.1429% of Total Principal of the Principal Amount of this Debenture (the “Convertible Principal Amount”), from time to time into shares of Common Stock of the Company at the Conversion Price (as defined below). Any such conversion is referred to as a “Voluntary Conversion.”

(ii) For purposes of this Debenture, the following terms shall have the meanings indicated below:

“Conversion Price” means $0.0944per share

“Conversion Date” means the Business Day on which the the Company receives a Notice of Conversion; provided however, that if the Notice of Conversion is received after 5:00 p.m. (Israel time), the Conversion Date shall be the next Business Day.

“Conversion Shares” has the meaning ascribed to in Section 5(G)(ii) hereof.

“Exempt Issuance” means the issuance of (a) Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issued pursuant to stock splits, stock dividends or distributions, recapitalizations and similar events affecting the Common Stock, and (c) securities issued pursuant to mergers, acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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B.           A Voluntary Conversion shall be effectuated by the Holder by faxing a notice of conversion (“Notice of Conversion”) to the Company at 972 73 – 2220701 Attention : Chief Executive Officer as provided in this paragraph. The Notice of Conversion shall be executed by the Holder of this Debenture and shall evidence such Holder's intention to convert, in accordance with the terms hereof, the Convertible Principal Amount of this Debenture or a specified portion hereof (provided that such portion shall not be less than the lower of US$50,000 or the Unconverted Convertible Principal Amount) in the form annexed hereto as Exhibit A. Delivery of the Notice of Conversion shall be accepted by the Company by hand or courier delivery at the address specified in said Exhibit A or at the facsimile number specified in said above (each of such address or facsimile number may be changed by notice given to the Holder in the manner provided in the Loan Agreement).

C.           Notwithstanding any other provision hereof or of any of the other Transaction Agreements, in no event (except (i) as specifically provided herein as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company’s Common Stock) shall the Holder be entitled to convert any portion of this Debenture, or shall the Company have the obligation to convert such Debenture (and the Company shall not have the right to pay interest hereon in shares of Common Stock) to the extent that, after such conversion or issuance of stock in payment of interest, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or other convertible securities or of the unexercised portion of warrants or other rights to purchase Common Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this proviso is being made (such sum shall be referred to as the "Issued Shares"), would result in beneficial ownership by Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of this Debenture. To the extent that the limitation contained in this Section 4(C) applies, the determination of whether this Debenture may be converted shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Debenture is convertible, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversion of this Debenture that are not in compliance with the limitations set forth in this Section 4(C).

D.           Without derogating from the provisions of Section 4(C) above and notwithstanding any other provision of this Debenture or of any other Transaction Agreement, in no event shall the number of Issued Shares constitute more than 24.99% of the issued share capital of the Company.

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E.           If the Company, prior to the earlier of (A) the Maturity Date and (B) the date on which the Debenture is repaid or converted in full, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities convertible into Common Stock (“Common Stock Equivalents”), at an effective price per share of Common Stock less than the Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then, the principal amount of this Debenture shall be increased by an amount equal to the product of (x) the number of Conversion Shares into which this Debenture is then convertible and (y) the difference between the Conversion Price and the Base Share Price. If there are anysubsequent Dilutive Issuances at an effective price per share of Common Stock less than the then effective Base Share Price (such lower price, the “New Base Share Price”), then, the principal amount of this Debenture shall be further increased by an amount equal to the product of (x) the number of Conversion Shares into which this Debenture is then convertible and (y) the difference between the Base Share Price and the New Base Share Price. Notwithstanding the foregoing, no increase in the principal amount of this Debenture shall be made under this Section 4(E) for an Exempt Issuance, and in no event shall the Base Share Price (or New Base Share Price, as the case may be) be below $ 0.05 per share.

F. (i) Anything in the other provisions of this Debenture or any of the other Transaction Agreements to the contrary notwithstanding, the Company shall have the right to prepay any or all of the outstanding principal of this Debenture, in whole or in part, only after (i) the execution of the Patent License or (ii) prior thereto, only with the prior written consent of the Holder in each instance (which consent may be withheld for any reason or no reason, in the sole discretion of the Holder). If the Company elects to redeem the Debenture, the Redemption Percentage shall be paid in cash by the Company to the Holder.

(ii)         For purposes of this Debenture, the following terms shall have the meanings indicated below:

“Unconverted Debenture” means the principal amount of this Debenture which has not been converted as of the relevant date.

“Redemption Payment Date” means the date on which the Company actually pays the Redemption Percentage, which shall be not less than 10 days nor more than 20 days after the delivery of a Redemption Notice .

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“Redemption Percentage” means (i) initially, 120% of the Unconverted Debenture being redeemed by the Company pursuant to Section 4(F)(i) above, and (ii) if there is more than one such prepayment event, 120% + 10% for each such additional Company redemption after the first one.

Upon each such Redemption Notice whether from the Company or the Holder, the Holder may elect to convert all or part of the unconverted portion of the Convertible Principal Amount (and Section 4(C) shall not apply to such conversion).

Failure to pay the Redemption Percentage on the Redemption Payment Date will be an Event of Default hereunder.

(iii)        If all of the Unconverted Debentures are being redeemed pursuant to this Section 4F, then, upon payment in full of the Redemption Percentage for all of the Unconverted Debentures in accordance with the provisions of this Section 4F, the Holder shall deliver the Debenture to the Company marked “paid in full”.

(iv)        If the Redemption Percentage is not timely paid by the Company, the Redemption Percentage shall accrue interest at the Default Rate and the Holder may declare the Redemption Percentage, together with such interest, due under this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any Debenture or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law, including, but not necessarily limited to, the equitable remedy of specific performance and injunctive relief.

(v) If the Company shall have its Common Stock suspended from trading on, or delisted from the Principal Trading Market for in excess of ten (10) Trading Days., the Holder can by written notice require that the Company redeem the Unconverted Debenture in accordance with the provisions of this Section 4 (f) , in which event the Redemption Payment Date shall be 90 days from the date of delivery of the Holder’s Notice.

G.      (i) No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

(ii) All shares issuable with respect to a Conversion Date shall be deemed “Conversion Shares” for all purposes of this Debenture and the other Transaction Agreements. Certificates representing the relevant Conversion Shares (“Conversion Certificates”) will be delivered to the Holder at the address specified in the relevant Notice of Conversion (and if none, the Holder’s address for notices as contemplated by the Loan Agreement, which address the Holder may change from time to time in the manner provided therein), via express courier, by electronic transfer or otherwise, within three (3) Trading Days (such third Trading Day, the “Delivery Date”) after the relevant Conversion Date. The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the relevant provisions of this Debenture on the Conversion Date.

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H.           Except as may be specified in a specific provision of this Debenture, any payments under this Debenture shall be applied in the following order of priority: (i) first to amounts due to the Holder under any provision of the Transaction Agreements other than principal and interest due under any Debenture issued to the Holder, (ii) then to accrued but unpaid interest on this Debenture; and (iii) then, to principal of this Debenture in the inverse order of maturity;

5.         A.        Subject to the terms of the Loan Agreement, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency or where contemplated herein in shares of its Common Stock, as applicable, as herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

B.         Payment of this Debenture is secured pursuant to the terms of the Security Interest Agreement, dated as of the Issue Date (the "Security Interest Agreement") executed by the Company, as debtor, in favor of Holder, as secured party. The terms of the Security Interest Agreement are incorporated herein by reference.

6.          No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

7.          All payments contemplated hereby to be made “in cash” shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). All payments of cash and each delivery of shares of Common Stock issuable to the Holder as contemplated hereby shall be made to the Holder at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time; except that the Holder can designate, by notice to the Company, a different delivery address for any one or more specific payments or deliveries.

8.          If, for as long as this Debenture remains outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will, upon its sole discretion, either repay any or all of the outstanding amounts of this Debenture, in accordance with the provisions of this Debenture and the Transaction Documents or require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock and the Company did not repay all of the outstanding amounts of this Debenture, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the unconverted portion of the Convertible Principal Amount may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which such unconverted portion of the Convertible Principal Amount might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, except that Section 4(C) shall not apply to such conversion.

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9.          If, at any time while any portion of this Debenture remains outstanding, the Company spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received and retained by the Company for such business, operations or assets, causes securities of another entity to be issued to security holders of the Company, then the Company shall deliver to the Holder at least twenty (20) calendar days prior to the Spin-Off, a notice stating the material terms of the Spin-Off and the Holder shall have the right to convert the Convertible Principal Amount that has not yet been converted by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of such notice from the Company, except that Section 4(C) shall not apply to such conversion. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall notify the Holder in the notice, and the Holder agrees to keep such information confidential and to not trade in the Company’s securities until the Company publicly discloses such information in compliance with applicable securities laws.

10.         If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the number of unconverted Conversion Shares (in case of a stock split or reverse stock split) or the prices used in determining the Conversion Price from dates prior to such action or and any other fixed amounts calculated as contemplated hereby or by any of the other Transaction Agreements (in case of a dividend), shall be equitably adjusted to reflect such action.

11.         The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

12.         This Debenture shall be governed by and construed in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Debenture.

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13.         JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Debenture.

14.         (A)         The term "Event of Default" means the occurrence of any one or more of the following events:

a. The Company shall fail to pay any portion of the principal or interest or any other amount due hereunder (including payment of a Redemption Percentage as defined herein) when due and payable in accordance with the Debenture,and such failure to pay, shall continue for a period of five (5) Trading Days; or

b. Any of the representations or warranties made by the Company herein, in the Loan Agreement or any of the other Transaction Agreements or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Loan Agreement shall be false or misleading in any material respect at the time made; or

c. The Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture (provided, however, that for purposes of this provision, such failure to cause the Transfer Agent to issue such shares shall not be deemed to occur until five (5) Trading Days after the Delivery Date), fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or any other Transaction Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, or any other Transaction Agreement, and any such failure shall continue uncured for ten (10) Trading Days; or

d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of this Debenture (other than a failure to pay money) and such failure shall continue uncured for a period of fifteen (15) days after the Company’s receipt of written notice from the Holder of such failure; or

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e. Within nine (9) months after the Initial Closing Date, the Company enters into a written or other agreement to effect a “reverse merger”, however effected including a share exchange or similar transaction, with an entity , other than Licensee or its Affiliates which is not a public company with shares trading the Principal Market without any other United States Trading Market (as defined under the Securities Exchange Act of 1934) without the prior written consent of the Holders in each instance (such consent withheld or delayed in the Holder’s sole discretion for any reason or no reason whatsoever); or

f. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under any of the Transaction Agreements and such failure, if capable of being cured, shall continue uncured for a period of fifteen (15) days after the Holder gives the Company written notice thereof; or

g. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

h. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

i. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

j. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Fifty Thousand ($250000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

k. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

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(B)         If an Event of Default shall have occurred and is continuing, then, (x) unless and until such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder’s sole discretion, but without further notice from the Holder, the unpaid amount of this Debenture, computed as of such date, will bear interest at the rate (the “Default Rate”) equal to eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, from the date of the Event of Default until and including the date actually paid; and any partial payments shall be applied as provided in Section 4(H) hereof; and

(y) at any time thereafter, and in each and every such case, unless such Event of Default shall have been cured or waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may elect to redeem all or part of the Unconverted Debenture (as defined above) on the terms provided in Section 4(F) hereof.

15.         The Company acknowledges that if there is an Event of Default, the Holder may require the Company to immediately redeem all or any part of the outstanding portion of this Debenture for an amount equal to the Redemption Percentage (as defined above).

16.         Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

17.         Any notice required or permitted hereunder shall be given in manner provided in the Section headed "NOTICES" in the Loan Agreement, the terms of which are incorporated herein by reference.

18.         In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section shall control every other provision of this Debenture.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: January 27 , 2012

ROSETTA GENOMICS LTD.

By:

(Print Name)

(Title)

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EXHIBIT A

ROSETTA GENOMICS LTD.

NOTICE OF CONVERSION

OF

10% SENIOR SECURED CONVERTIBLE DEBENTURE DUE JANUARY 26, 2013

(To be Executed by the Registered Holder in Order to Convert the Debenture)

TO:        Rosetta Genomics Ltd.

FAX NUMBER 011 972 73 2220701

Attn: Chief Executive Officer

FROM: _________________________________________________________ (“Holder”)

DATE: _______________________________________________ (the “Conversion Date”)

RE:	Conversion of $_________________ principal amount (the “Converted Debenture”) of the 10% Senior Secured Convertible Debenture Due January 26, 2013, No. ______ (the “Debenture”) of ROSETTA GENOMICS LTD. (the “Company”) into ______________________ shares (the “Principal Conversion Shares”) of Common Stock (defined below)

The captioned Holder hereby gives notice to the Company, pursuant to the Debenture of ROSETTA GENOMICS LTD. that the Holder elects to convert the Converted Debenture into fully paid and non-assessable ordinary shares, NIS 0.04 par value (the “Common Stock”), of the Company as of the Conversion Date specified above. Said conversion shall be based on Conversion Price of $________________.

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As contemplated by the Debenture, the Company should also pay all accrued but unpaid interest on the Converted Debenture to the Holder.

☐   in cash, which should be paid as provided in the Debenture by wire transfer as follows:1

Based on the relevant Conversion Prices, the number of Principal Conversion Shares, (“Conversion Shares”) indicated above should be issued in the following name(s):

Name and Record Address	Conversion Shares

It is the intention of the Holder to comply with the provisions of Section 4(C) of the Debenture regarding certain limits on the Holder's right to convert thereunder. The Holder believe this conversion complies with the provisions of said Section 4(C). Nonetheless, to the extent that, pursuant to the conversion effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the conversion which would result in the issuance of shares consistent with such provision. Any conversion above such amount is hereby deemed void and revoked.

As contemplated by the Debenture, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above.

If this Notice of Conversion represents the full conversion of the outstanding balance of the Converted Debenture, the Holder either (1) has previously surrendered the Converted Debenture to the Company or (2) will surrender (or cause to be surrendered) the Converted Debenture to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Notice of Conversion.

1 Information should include the following:

All Wires:

(1) Bank Name

(2) Bank Address (including street, city, state)

(3) ABA or Wire Routing No.

(4) Account Name

(5) Account Number

If Wire is going to International (Non-US) Bank, all of the above plus:

(6) SWIFT Number

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The certificates representing the Conversion Shares should be transmitted by the Company to the Holder

☐     via express courier, or

☐     by electronic transfer

within the time contemplated by the Debenture after receipt of this Notice of Conversion (by facsimile transmission or otherwise) to:

(Print name of Holder)

By:
(Signature of Authorized Person)

(Printed Name and Title)

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